Exhibit 5.1

August 6, 2020
Bellicum Pharmaceuticals, Inc.
2130 W. Holcombe Blvd., Ste. 800
Houston, TX 77030
Ladies and Gentlemen:
We have represented Bellicum Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission, covering the offering of up to 800,000 shares of the Company’s Common Stock, par value $0.01 per share (the “Shares”), pursuant to the Company’s 2019 Equity Incentive Plan, as amended (the “Plan”), including 300,000 shares of the Company’s Common Stock reserved for issuance pursuant to inducement awards granted by the Company pursuant to the Plan.
In connection with this opinion, we have examined and relied upon the Registration Statement and the related prospectus, the Company’s Amended and Restated Certificate of Incorporation, and Amended and Restated Bylaws, each as currently in effect, the Plan and the originals or copies certified to our satisfaction of such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought to independently verify such matters.
Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plan, the Registration Statement and related prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements under the Plan, which will be fully paid and nonassessable when such deferred payments are made in full).
We consent to the filing of this opinion as an exhibit to the Registration Statement.
Sincerely,
Cooley LLP
By: /s/ Karen E. Deschaine
Karen E. Deschaine

Cooley LLP 4401 Eastgate Mall San Diego, CA 92121
t: (858) 550-6000 f: (858) 550-6420 cooley.com